Exhibit 10.1

November 26, 2012

David Flitman
c/o Flagstone Reinsurance Holdings, S.A.
65, Avenue de la Gare
L-1611 Luxembourg

Dear David:

Effective on the date (such date, the “Separation Date”) of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 30, 2012, by and among Flagstone Reinsurance Holdings, S.A., Flagstone Reinsurance Holdings (Bermuda) Limited, Validus Holdings, Ltd. and Validus UPS, Ltd. (the “Merger Agreement”), we mutually agree that you shall cease to be the Executive Director – Global Property Underwriting of Flagstone Reassurance Suisse SA (Bermuda Branch) (together with any and all subsidiaries and affiliates and each individually, as applicable, the “Company”).  Your employment (including any directorships) with the Company shall terminate effective as of 12:01 a.m. on the Separation Date.

1.           Payments and Benefits.  The Company shall pay to you:

a.           Accrued Benefits.  Within ten (10) days following the Separation Date, a lump sum payment in respect of any accrued but unused vacation and accrued but unpaid base salary through the Separation Date, based on your current rate of base salary of $580,000 per annum (“Base Salary”);

b.           Notice Payment.  Within ten (10) days following the Separation Date, a lump sum payment equal to the payment in lieu of notice to which you are entitled under Section 21(1) of the Bermuda Employment Act 2000 (as amended), including, without limitation, the Base Salary you would have been paid for the one (1) year period following the Separation Date under the terms of your employment agreement, dated as of August 5, 2011 and as amended from time to time (the “Employment Agreement”);

c.           Severance Payment.  Within ten (10) days following the Separation Date, a lump sum payment equal to the amount to which you are entitled under Section 5(c) of your Employment Agreement;

d.           Bonus Payment.  In January 2013 (or, if sooner, upon the Company’s termination of your employment other than for “Cause” (within the meaning of your Employment Agreement)), a lump sum payment in respect of the annual bonus for the fiscal year ending December 31, 2012 in an amount not less than $391,500, determined by the Company in good faith and consistent with its calculation of bonuses for other senior executives who remain employed by the Company; and

e.           Equity Awards.  Your awards outstanding as of the date hereof under the Flagstone Reinsurance Holdings, S.A. Performance Share Unit Plan shall be treated and settled in accordance with Sections 2.04 through 2.06 of the Merger Agreement.

2.           Non-Solicitation.  During the 545 days following the Separation Date, you shall not, directly, or indirectly through another Person (as such term is defined below), and you shall procure the compliance of any Person by which you become employed or for whom you become a consultant not to:

a.           Solicit any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand; provided, however, that the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in the newspaper, will not be deemed to violate this clause; or

b.           Hire (i) any employee of the Company or (ii) any former employee of the Company who voluntarily resigned from his position at the Company until twelve months after such former employee’s employment relationship with the Company has ended.

3.           Confidentiality.  You shall not, following the Separation Date, disclose to any person any information as to the practice, business dealings or affairs of the Company or any of its customers or clients, or as to any matters which may have come to your knowledge by reason of your employment with the Company except as necessary to enforce any of the Company’s obligations under this agreement.

4.           Injunctive Relief.  It is impossible to measure in money the damages that will accrue to the Company in the event that you breach your obligations hereunder.  In the event that you breach any such obligation, the Company shall be entitled to an injunction restraining you from violating such obligation (without posting any bond).  If the Company shall institute any action or proceeding to enforce any such obligation, you hereby waive the claim or defense that the Company has an adequate remedy at law and agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by you as a result of any transaction constituting a breach of any of the obligation.

5.           Miscellaneous.

a.           Any notice or other communication required or permitted under this agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Flagstone Reinsurance Holdings, S.A.
65, Avenue de la Gare
L-1611 Luxembourg

Attn:  General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:     Sarkis Jebejian, Esq.

If to David Flitman, at his residence on the records of the Company or to such other address as any party hereto may designate by notice to the others.

b.           Except as otherwise provided herein, this agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment and the termination thereof, provided that Section 9 (relating to intellectual property rights) of the Employment Agreement shall remain in full force and effect in accordance with its terms.

c.           This agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  No waiver of any provision or violation of this agreement by the Company shall be implied by the Company’s forbearance or failure to take action, the failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this agreement.

d.           Any provision of this agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

e.           The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.  Notwithstanding the foregoing, the Company shall continue to report, and withhold or not from, payments made hereunder in a manner consistent with prior practice with respect to payments made to you during the course of your employment with the Company.

f.           This agreement shall be governed by and construed in accordance with the laws of Bermuda without reference to its principles of conflicts of law.

g.           You acknowledge that you have been advised to consult with an attorney prior to executing this agreement.

h.           This agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  A facsimile of a signature shall be deemed to be and have the effect of an original signature.

i.           The headings in this agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

j.           This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Company shall ensure that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company assumes and agrees to perform this agreement.  This agreement shall inure to the benefit of your successors, heirs, legatees and personal representatives but is not assignable by you without the consent of the Company.

*  *  *  *  *

If you agree with the foregoing provisions, please sign in the appropriate space below and return the original to me.

Sincerely,

FLAGSTONE REINSURANCE HOLDINGS, S.A.

By:	/s/ Lesley Cox
Name: Lesley Cox
Title: Chief Administrative Officer

Agreed and Accepted:

/s/ David Flitman
David Flitman

Date:	11/26/2012

Appendix A

The following table sets forth, for illustrative purposes only, the estimated payments pursuant to Sections 1(b), (c) and (d) of this agreement to which you would be entitled, assuming: (1) the Separation Date is December 15, 2012 and (2) the Company determines that your annual bonus for the fiscal year ending December 31, 2012 will not be greater than the minimum guaranteed amount.   Moreover, the following calculations are not intended to describe (in substance or amount) all of the benefits to which you may be entitled in connection with your separation or the transactions contemplated by the Merger Agreement and do not take into account any applicable tax withholding.

Notice Payment described in Section 1(b)	$580,000 (payment in lieu of base salary), plus other amounts, if any, in lieu of notice to which you may be entitled under Section 21(1) of the Bermuda Employment Act 2000 (as amended)

Severance Payment described in Section 1(c)	$880,000

2012 Bonus Payment described in Section 1(d)	$391,500